Exhibit 99.1

NEWS RELEASE	For Further Information Contact:
Donald R. Head, Chairman
Capital Title Group, Inc.
(602) 954-0600
FOR IMMEDIATE RELEASE	Rudy R. Miller, Chairman
The Miller Group
Investor Relations for the Company
(602) 225-0504
ctgi@themillergroup.net

CAPITAL TITLE GROUP REPORTS EXPLOSIVE GROWTH WITH

RECORD RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2003

SCOTTSDALE, ARIZONA, July 29, 2003 — Capital Title Group, Inc. (Nasdaq: CTGI) — a leading regional title agency, title insurance underwriter and provider of real estate-related services, reports the continuation of its explosive growth with record setting results for the second quarter and six month period ended June 30, 2003.

Revenue for the first half of year 2003 was $124.8 million, jumping 211% over revenue of $40.1 million for the comparable six-month period in 2002. With focus on integration of acquisitions and expense management, pre-tax income rose to $15.2 million from $3.1 million in 2002, an increase of 397%. Net income available for common shares for the six month period ended June 30, 2003 was a record $8.6 million or $.44 per diluted share, a 384% increase over June 30, 2002 when net income was $1.8 million or $.10 per diluted share.

For the three-month period ended June 30, 2003, revenue was $68.3 million an increase of 230% compared to $20.7 million in the comparable three-month period in 2002. Pre-tax income was $9.7 million, an increase of 720% compared to $1.2 million in the second quarter of 2002. Net income available for common shares for the second quarter was $5.5 million or $.28 per diluted share compared to $0.6 million or $.04 per diluted share in the comparable 2002 three-month period.

“With the results of our second quarter we are one step closer to exceeding our 2003 expectations. Our outstanding quarter set records on all financial fronts. The results are primarily a product of an increase in transactions in our various growth markets and our acquisitions over the past year. Our companies accomplished this while maintaining control of operating expenses,” said Donald R. Head, chairman, president and chief executive officer. “Our second quarter order counts also set all time records creating a revenue stream that should bode well for our operating results in the third quarter when many of these orders close. Even though

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Capital Title Group

Reports Explosive Growth with Record Results for Second Quarter and First Half of 2003

July 29, 2003

mortgage rates have recently risen slightly from historic low levels, open order counts continue to remain strong given the current economic environment. The utilization of our title insurance company, United Title Insurance, within our operations is also a contributing factor to sustaining increased revenue and margin expansion.

“I am proud of our employees who are responsible for the company’s profitable growth. I am also very excited regarding the upside potential that remains for the second half of 2003. Our exceptional growth performance has recently attracted additional Wall Street interest in the company’s common stock,” Head continued. “Our strong operating results have strengthened the company and we will continue to stay focused on enhancing shareholder value.”

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. provides title insurance and other related services to residential and commercial customers in the real estate industry through its subsidiaries—Capital Title Agency, Nations Holding Group, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada and AdvantageWare—with 121 offices in Arizona, California and Nevada. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Title Insurance Company, a subsidiary of Nations Holding Group. The combined companies have in excess of 1,900 employees.

Visit our web sites:

www.capitaltitlegroup.com             www.newcenturytitle.com             www.capitaltitle.com

www.unitedtitle.com                     www.firstcal.com

www.landtitle-nv.com

Certain statements in this release may be “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company’s actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

Capital Title Group

Reports Explosive Growth with Record Results for Second Quarter and First Half of 2003

July 29, 2003

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
	(in thousands, except per share data)
Revenue	$68,302	$20,679	$124,824	$40,074
Expenses	58,580	19,493	109,576	37,009

Income before income taxes	9,722	1,186	15,248	3,065
Income tax expense	3,844	540	6,002	1,300

Net income	5,878	646	9,246	1,765
Dividends on preferred stock	349	—	695	—

Earnings attributable to common stocks	$5,529	$646	$8,551	$1,765

Net Income per common share:
Basic	$0.31	$0.04	$0.47	$0.10
Diluted	$0.28	$0.04	$0.44	$0.10
Weighted average number of common shares outstanding
Basic	18,064,419	17,273,063	18,018,314	17,256,178
Diluted	19,740,506	18,302,682	19,373,996	18,122,554

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